Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated September 17, 2025, with respect to our audits of the consolidated financial statements of Starrygazey Inc. and its subsidiaries as of and for the fiscal years ended June 30, 2025 and 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

KD & Co.

/s/ KD & Co.
Hong Kong, China
May 26, 2026